Exhibit 99.1

Callaway Golf Company Announces Fourth Quarter And Full Year 2016 Financial Results, Reflecting Continued Sales Growth, Brand Momentum, And Market Share Gains As Well As Increased Profitability And Cash Flows; And Provides 2017 Financial Guidance

- Fourth quarter 2016 net sales of $164 million, a 7% increase compared to the fourth quarter of 2015.

- Full year 2016 income from operations of $44 million, a 64% increase compared to full year 2015.

- Full year 2016 cash provided by operations of $78 million, a 154% increase compared to full year 2015.

CARLSBAD, Calif., Feb. 2, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today its fourth quarter and full year 2016 financial results and provided financial guidance for 2017.

As a result of the Company's continued brand momentum and market share gains, the Company's 2016 fourth quarter net sales grew by 7%, or 5% on a constant currency basis, resulting in full year net sales growth of 3%, or 2% on a constant currency basis. The Company's overall market share gains in 2016, together with its new apparel joint venture in Japan, enabled it to achieve this sales growth despite softer than expected market conditions. The Company's overall U.S. hard goods market share increased in 2016 and the Company sustained its #1 position in U.S. golf clubs market share. In addition to this sales growth, the Company also significantly improved its profitability and cash flows for full year 2016, including a 64% increase in income from operations and a 154% increase in cash provided by operations.

"2016 was an exciting and pivotal year for Callaway Golf," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "We demonstrated continued ability to grow market share and top line revenue throughout the year by introducing engaging product with exceptional performance, while at the same time realizing operational efficiencies and judiciously capitalizing on investment opportunities. Specifically, we demonstrated our commitment to strategically investing in the core business through the acquisition of Toulon Design and the hiring of Rock Ishii, a highly respected innovator in the golf ball category. Furthermore, we executed on our strategy of seeking growth in tangential areas with the start of our new joint venture in Japan and the recent acquisition of OGIO International, Inc., which is expected to provide a platform for future growth in the lifestyle category and create shareholder value for years to come. We accomplished this all while driving market share gains in key hard goods categories like golf balls and augmenting Callaway's position as the world's #1 sticks brand."

Mr. Brewer continued, "Looking ahead to 2017, we are encouraged by the early enthusiasm surrounding the EPIC driver with Jailbreak Technology and the newest addition to our Chrome Soft platform, Chrome Soft X. On Tour, we are excited to have signed veteran Michelle Wie just last week and to have added earlier this year other young promising players such as Patrick Rodgers, Mariah Stackhouse and Daniel Berger. We will continue to thoughtfully and strategically invest in professional golfers to represent our brand on the major global golf Tours as we believe that success on Tour translates into success for our shareholders. Beyond the Tour, we will also continue to seek opportunities to invest in our core business during a period where many of our golf equipment competitors either choose to or are forced to cut back. A good example of this will be a significant capital investment at our Chicopee ball manufacturing plant in 2017. The investments are possible due to our exceptional product performance, continued brand momentum and strong balance sheet. As we move into 2017, we look forward to continuing to execute on our strategy and position ourselves to create long-term shareholder value."

Reversal of Deferred Tax Valuation Allowance

The Company's fourth quarter and full year 2016 financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") benefitted significantly from the non-cash reversal of a significant portion of the Company's deferred tax valuation allowance. The Company first established the deferred tax valuation allowance in 2011 and it continued to increase through 2014. While this valuation allowance was in place, the Company did not recognize any Federal U.S. income tax in its financial statements.

As a result of the improved profitability in the Company's business in 2015 and 2016, as well as the Company's outlook for 2017, during the fourth quarter of 2016 the Company determined that it was more likely than not that the Company would be able to realize most of its deferred tax assets and therefore reversed most of the valuation allowance. As a result of this reversal, the Company recognized a non-cash income tax benefit in the fourth quarter of 2016 of $157 million. Also as a result of the reversal, the Company was required to retroactively recognize Federal U.S. income taxes for all of 2016. The Company's income tax provision therefore increased by $16.0 million for 2016 for a net benefit of $141 million related to the reversal of the valuation allowance.

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information concerning its results on a non-GAAP basis. This non-GAAP information presents the Company's financial results for the fourth quarter and full year 2016 excluding the $141 million net benefit discussed above resulting from the reversal of the deferred tax valuation allowance. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business as compared to 2015, which did not include this non-recurring item. The Company also provides certain information on a constant currency basis. The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Fourth Quarter 2016 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the fourth quarter of 2016 (in millions, except eps):

	2016 RESULTS (GAAP)			NON-GAAP PRESENTATION
	Q4 2016	Q4 2015	Change	Q4 2016 non-GAAP	Q4 2015 GAAP	Change
Net Sales	$164	$153	$11	$164	$153	$11
Gross Profit/ % of Sales	$63 38.6%	$51 33.3%	$12 530 b.p.	$63 38.6%	$51 33.3%	$12 530 b.p.
Operating Expenses	$80	$80	$0	$80	$80	$0
Pre-Tax Income/(loss)	($13)	($30)	$17	($13)	($30)	$17
Income Tax Provision/(Benefit)	($137)	$0.5	$137.5	$3	$0.5	$2.5
Net Income	$123	($30)	$153	($17)	($30)	$13
EPS	$1.28	($0.33)	$1.61	($0.18)	($0.33)	$0.15

The Company's 2016 fourth quarter net sales were $164 million, which represents a 7% increase compared to 2015 fourth quarter net sales of $153 million. On a constant currency basis, net sales increased 5% for the same period. The increased sales reflect increased sales in both the golf club and golf ball operating segments. Through continued market share gains, strong momentum, particularly in the U.S. green grass channel, and the Company's new joint venture in Japan, the Company was able to grow its sales despite overall industry headwinds and softer than expected market conditions in Asia.

In addition to this sales growth, the Company's gross margin also significantly improved. For the fourth quarter of 2016, the Company's gross margin improved 530 basis points to 38.6% as compared to 33.3% for the comparable period in 2015. The improved gross margin is primarily due to higher average selling prices in the woods, irons and golf ball categories and a decrease in promotional activity driven by longer product lifecycles and lower inventory levels, as well as improved operational efficiencies resulting from the many initiatives the Company has implemented over the last several years.

Fourth quarter 2016 earnings per share were $1.28, which includes the $141 million ($1.46 per share) net impact from the reversal of the deferred tax valuation allowance discussed above. Due to the seasonality of the Company's business, the Company usually reports a loss in the fourth quarter. On a non-GAAP basis, which excludes the net impact of the reversal of the deferred tax valuation allowance, the Company reported a loss per share for the fourth quarter of 2016 of $0.18, compared to a loss per share of $0.33 for the fourth quarter of 2015. This 45% improvement in loss per share was due to increased sales and improved gross margin.

Summary of Full Year 2016 Financial Results

The Company announced the following GAAP and non-GAAP financial results for full year 2016 (in millions, except eps):

	2016 RESULTS (GAAP)			NON-GAAP PRESENTATION
	2016	2015	Change	2016 non-GAAP	2015 GAAP	Change
Net Sales	$871	$844	$27	$871	$844	$27
Gross Profit/ % of Sales	$385 44.2%	$358 42.4%	$27 180 b.p.	$385 44.2%	$358 42.4%	$27 180 b.p.
Operating Expenses	$341	$331	($10)	$341	$331	($10)
Pre-Tax Income	$58	$20	$38	$58	$20	$38
Income Tax Provision/(Benefit)	($133)	$5	$138	$8	$5	$3
Net Income	$190	$15	$175	$49	$15	$34
EPS	$1.98	$0.17	$1.81	$0.51	$0.17	$0.34

The Company's 2016 full year net sales were $871 million, which represents a 3% increase compared to 2015 net sales of $844 million. On a constant currency basis, net sales increased 2% for the same period. This increase represents growth in both the golf club and golf ball operating segments, driven primarily by increased sales in the irons, golf balls and accessories and other categories, including sales from the Company's new joint venture in Japan. Overall, net sales were favorably impacted by an increase in average selling prices and market share gains, which offset the industry headwinds and softer than expected market conditions in Asia.

For full year 2016, the Company significantly improved its gross margin by 180 basis points due to higher average selling prices in all major hard goods categories and improved operational efficiencies resulting from the many initiatives the Company has implemented over the last several years.

The Company's earnings per share for full year 2016 were $1.98, which includes the $141 million ($1.47 per share) net impact from the reversal of the deferred tax valuation allowance discussed above. Excluding this item, the Company's non-GAAP earnings per share were $0.51 compared to $0.17 for 2015. This increase included the $17.7 million ($0.18 per share) gain from the 2016 second quarter sale of a small portion of the Company's Topgolf investment. If both the reversal of the valuation allowance and the Topgolf gain were excluded, the Company's non-GAAP earnings per share would have been $0.33, compared to $0.17 for full year 2015. This 94% increase was due to the increased full year sales and gross margin, which more than offset the 3% increase in operating expenses. As a result of this performance, the Company's net cash provided by operating activities increased $47 million (154%) to $78 million for full year 2016 as compared to $31 million in 2015.

Business Outlook for 2017

OGIO acquisition. The acquisition of OGIO International, Inc., which was completed in January 2017, is expected to contribute to the Company approximately $45 million in revenue for full year 2017. After absorbing non-recurring transaction and transition expenses of approximately $7 million, OGIO is expected to be dilutive by approximately $0.02 to Callaway's 2017 earnings per share, but is expected to be accretive thereafter.

Basis for 2017 Pro Forma Estimates. The Company's 2017 pro forma estimates exclude non-recurring transaction and transition expenses related to the OGIO acquisition, which are estimated to be approximately $7 million for full year 2017. The amount incurred in the first quarter will be affected by the timing of the various transition initiatives planned for OGIO which is still in the process of being finalized. The pro forma estimates are generally based upon a blend of current foreign currency exchange rates and the exchange rates at which the Company entered into hedging transactions. The manner in which the constant currency information is derived is discussed in more detail toward the end of this release. Future changes in the applicable foreign currency exchange rates will affect these pro forma estimates.

Basis for 2017 Pro Forma Constant Currency Estimates. Given the significant effect that changes in foreign currencies are expected to have on the Company's financial results in 2017, the Company has provided guidance on a constant currency pro forma basis for 2017 in addition to the pro forma estimates described above (which excludes the OGIO transaction and transition expenses). The 2017 pro forma constant currency estimates are derived by taking the 2017 pro forma estimates and restating them based upon applicable 2016 foreign currency exchange rates.

Basis for 2016 Pro Forma Results. In order to make the 2017 guidance more comparable to 2016 with regard to the underlying performance of the Company's business, the Company has recast the 2016 results on a pro forma basis. The 2016 pro forma results exclude (i) the $157 million ($1.63 per share) benefit from the reversal of the deferred tax valuation allowance and (ii) the $10 million ($0.11 per share) after-tax Topgolf gain. It should be noted that the manner in which this pro forma information is derived differs from the manner in which the 2016 non-GAAP information provided above is derived. The purpose of this presentation is to make 2016 more comparable to 2017.

Full Year 2017

The Company currently estimates the following full year results for 2017:

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Net Sales	$910 - $935 million	$910 - $935 million	$938 - $963 million	$871 million

The pro forma constant currency net sales growth of 8% - 11% is expected to be driven by the strength of the Company's 2017 product line, growth from the OGIO acquisition and the full year impact of the Japan apparel joint venture.

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Gross Margin	44.2%	44.2%	45.4%	44.2%

The Company estimates that its 2017 pro-forma gross margin will improve approximately 120 basis points from last year on a constant currency basis. This increase is expected to be driven by higher pricing, a lower mix of closeout products as well as continued operational improvements.

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Operating Expenses	$374 million	$367 million	$375 million	$341 million

The Company estimates that its 2017 pro forma constant currency operating expenses will increase compared to 2016 due to investment related to the OGIO acquisition, the full year impact of the Japan joint venture, and continued opportunistic investment in the core business and other new strategic investment activities, as well as cost of living and inflationary increases.

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Earnings Per Share	$0.17 - $0.23	$0.21 - $0.27	$0.31 - $0.37	$0.24

The Company estimates that its fully diluted pro forma constant currency earnings per share will increase $0.07 - $0.13 from 2016. The Company's 2017 earnings per share estimates assume a base of 96 million shares, which is consistent with 2016.

First Quarter 2017

The Company currently estimates the following results for the first quarter of 2017:

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Net Sales	$275 - $285 million	$275 - $285 million	$279 - $289 million	$274 million

The anticipated pro forma constant currency sales growth compared to 2016 is expected to be due to continued market share gains and incremental sales resulting from the OGIO acquisition and the Japan joint venture. This sales growth is expected to be partially offset by a reduction in sell-in launch quantities at the beginning of the new golf season resulting from a decrease in retail doors and retailer inventory rationalization. The Company anticipates that this reduction in initial sell-in quantities will not significantly impact the Company's full year results.

	2017 GAAP Estimate	2017 Pro Forma Estimate	2017 Pro Forma Constant Currency Estimate	2016 Pro Forma Results
Earnings Per Share	$0.17 - $0.20	$0.19 - $0.22	$0.21 - $0.24	$0.26

The Company's pro forma constant currency earnings per share is estimated to decrease compared to the first quarter of 2016 due to the seasonality of OGIO and the Japan joint venture as well as the reduction in sell-in launch quantities discussed above. The Company's 2017 first quarter earnings per share estimates assume approximately 96 million shares as compared to 95 million shares in 2016.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PST today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PST on Thursday, February 9, 2017. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

EBITDA. The Company provides information about its results excluding interest, taxes, and depreciation and amortization expenses.

Certain Exclusions. The Company presents certain of its financial results excluding (i) tax benefits received from the reversal of a significant portion of its deferred tax valuation allowance and (ii) gains from the sale of a small portion of its Topgolf investment.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2017 sales, gross margins, operating expenses, and earnings per share (or related share count), the creation of shareholder value, the expected timing and expenses related to the integration of the OGIO acquisition, and the related impact on earnings and revenues, growth opportunities and the future business and prospects of Callaway and OGIO, including future corporate development opportunities or investments, the expected impact on sales and operating expenses as a result of the joint venture in Japan, as well as the Company's momentum, success of future products, market share gains, and ability to maximize current conditions or to leverage and capitalize on improved industry or macroeconomic conditions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including any unfavorable changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; delays, difficulties, or increased costs in integrating the acquired OGIO business or implementing the Company's growth strategy generally; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; changes in the assessment of whether a deferred tax valuation allowance is necessary; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	December 31, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$125,975	$49,801
Accounts receivable, net	127,863	115,607
Inventories	189,400	208,883
Other current assets	17,187	17,196
Total current assets	460,425	391,487

Property, plant and equipment, net	54,475	55,808
Intangible assets, net	114,324	115,282
Investment in golf-related ventures	48,997	53,315
Deferred taxes, net	114,707	6,962
Other assets	8,354	8,370
Total assets	$801,282	$631,224

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$132,521	$122,620
Accrued employee compensation and benefits	32,568	33,518
Asset-based credit facilities	11,966	14,969
Accrued warranty expense	5,395	5,706
Income tax liability	4,404	1,823
Total current liabilities	186,854	178,636

Long-term liabilities	5,828	39,643
Total Callaway Golf Company shareholders' equity	598,906	412,945
Non-controlling interest in consolidated entity	9,694	—
Total liabilities and shareholders' equity	$801,282	$631,224

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
Net sales	$163,695	$153,331
Cost of sales	100,584	102,263
Gross profit	63,111	51,068
Operating expenses:
Selling	52,013	50,235
General and administrative	19,485	21,160
Research and development	8,376	9,021
Total operating expenses	79,874	80,416
Loss from operations	(16,763)	(29,348)
Other income (expense), net	3,768	(611)
Loss before income taxes	(12,995)	(29,959)
Income tax (benefit) provision	(137,193)	493
Net income (loss)	124,198	(30,452)
Less: Net income attributable to non-controlling interests	927	—
Net income (loss) attributable to Callaway Golf Company	$123,271	$(30,452)

Earnings (loss) per common share:
Basic	$1.31	$(0.33)
Diluted	$1.28	$(0.33)
Weighted-average common shares outstanding:
Basic	94,114	92,272
Diluted	96,316	92,272

	Year Ended December 31,
	2016	2015
Net sales	$871,192	$843,794
Cost of sales	486,181	486,161
Gross profit	385,011	357,633
Operating expenses:
Selling	235,556	228,910
General and administrative	71,969	68,567
Research and development	33,318	33,213
Total operating expenses	340,843	330,690
Income from operations	44,168	26,943
Gain on sale of golf-related ventures	17,662	—
Other expense, net	(3,437)	(6,880)
Income before income taxes	58,393	20,063
Income tax (benefit) provision	(132,561)	5,495
Net income	190,954	14,568
Less: Net income attributable to non-controlling interests	1,054	—
Net income attributable to Callaway Golf Company	$189,900	$14,568

Earnings per common share:
Basic	$2.02	$0.18
Diluted	$1.98	$0.17
Weighted-average common shares outstanding:
Basic	94,045	83,116
Diluted	95,845	84,611

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$189,900	$14,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,586	17,379
Deferred taxes, net	(141,447)	128
Share-based compensation	8,965	7,542
Gain on disposal of long-lived assets and deferred gain amortization	(116)	(1,006)
Gain on sale of golf-related investments	(17,662)	—
Unrealized loss on foreign currency forward contracts	1,054	—
Net income attributable to non-controlling interests	(683)	—
Debt discount amortization on convertible notes	—	531
Changes in assets and liabilities	21,113	(8,561)
Net cash provided by operating activities	77,710	30,581

Cash flows from investing activities:
Proceeds from sale of investments in golf-related ventures	23,429	—
Payments from (issuance of) notes receivable	3,104	(3,104)
Capital expenditures	(16,152)	(14,369)
Investment in golf-related ventures	(1,448)	(940)
Proceeds from sale of property, plant and equipment	20	2
Net cash provided by (used in) investing activities	8,953	(18,411)

Cash flows from financing activities:
Acquisition of treasury stock	(5,144)	(1,960)
Dividends paid	(3,764)	(3,391)
Repayments of asset-based credit facilities, net	(3,003)	(266)
Exercise of stock options	2,637	6,565
Other financing activities	20	—
Net cash (used in) provided by financing activities	(9,254)	948

Effect of exchange rate changes on cash and cash equivalents	(1,235)	(952)
Net increase in cash and cash equivalents	76,174	12,166
Cash and cash equivalents at beginning of period	49,801	37,635
Cash and cash equivalents at end of period	$125,975	$49,801

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)	Year Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)
	2016	2015	Dollars	Percent	Percent	2016	2015	Dollars	Percent	Percent
Net sales:
Woods	$29,532	$34,915	$(5,383)	(15.4)%	(14.6)%	$201,813	$222,193	$(20,380)	(9.2)%	(9.1)%
Irons	39,027	42,250	(3,223)	(7.6)%	(7.8)%	211,947	205,522	6,425	3.1%	2.7%
Putters	13,989	13,707	282	2.1%	(2.1)%	86,042	86,293	(251)	(0.3)%	(2.4)%
Gear/Accessories/Other	49,942	32,483	17,459	53.7%	45.9%	219,133	186,641	32,492	17.4%	14.3%
Golf balls	31,205	29,976	1,229	4.1%	4.2%	152,257	143,145	9,112	6.4%	6.4%
	$163,695	$153,331	$10,364	6.8%	4.9%	$871,192	$843,794	$27,398	3.2%	2.3%

(1) Calculated by applying 2015 exchange rates to 2016 reported sales in regions outside the U.S

	Net Sales by Region					Net Sales by Region
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)	Year Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)
	2016	2015	Dollars	Percent	Percent	2016	2015	Dollars	Percent	Percent
Net Sales
United States	$67,440	$68,897	$(1,457)	(2.1)%	(2.1)%	$447,613	$446,474	$1,139	0.3%	0.3%
Europe	21,634	21,479	155	0.7%	11.6%	122,805	125,116	(2,311)	(1.8)%	2.8%
Japan	49,573	34,781	14,792	42.5%	28.4%	170,760	138,031	32,729	23.7%	10.6%
Rest of Asia	15,256	17,975	(2,719)	(15.1)%	(14.8)%	67,099	70,315	(3,216)	(4.6)%	(2.1)%
Other foreign countries	9,792	10,199	(407)	(4.0)%	(6.5)%	62,915	63,858	(943)	(1.5)%	1.9%
	$163,695	$153,331	$10,364	6.8%	4.9%	$871,192	$843,794	$27,398	3.2%	2.3%

(1) Calculated by applying 2015 exchange rates to 2016 reported sales in regions outside the U.S

	Operating Segment Information					Operating Segment Information
	Three Months Ended December 31,		Growth			Year Ended December 31,		Growth
	2016	2015	Dollars	Percent		2016	2015	Dollars	Percent
Net Sales
Golf Club	$132,490	$123,355	$9,135	7.4%		$718,935	$700,649	$18,286	2.6%
Golf Ball	31,205	29,976	1,229	4.1%		152,257	143,145	9,112	6.4%
	$163,695	$153,331	$10,364	6.8%		$871,192	$843,794	$27,398	3.2%

Income (loss) before income taxes:
Golf clubs	$(6,143)	$(16,556)	$10,413	62.9%		$65,023	$52,999	$12,024	22.7%
Golf balls	2,432	165	2,267	1373.9%		25,642	17,724	7,918	44.7%
Reconciling items(1)	(9,284)	(13,568)	4,284	31.6%		(32,272)	(50,660)	18,388	36.3%
	$(12,995)	$(29,959)	$16,964	56.6%		$58,393	$20,063	$38,330	191.0%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Three Months Ended December 31,					Year Ended December 31,
	2016	2016	2016	2016	2015	2016	2016	2016	2016	2015
	As Reported	Release of Tax VA (1)	U.S. Tax Adjustment (2)	Non-G AAP	As Reported	As Reported	Release of Tax VA (1)	U.S. Tax Adjustment (2)	Non- GAAP(3)	As Reported
Net sales	$163,695	$—	$—	$163,695	$153,331	$871,192	$—	$—	$871,192	$843,794
Gross profit	63,111	—	—	63,111	51,068	385,011	—	—	385,011	357,633
% of sales	38.6%	—	—	38.6%	33.3%	44.2%	—	—	44.2%	42.4%
Operating expenses	79,874	—	—	79,874	80,416	340,843	—	—	340,843	330,690
Income (loss) from operations	(16,763)	—	—	(16,763)	(29,348)	44,168	—	—	44,168	26,943
Other income (expense), net	3,768	—	—	3,768	(611)	14,225	—	—	14,225	(6,880)
Income (loss) before income taxes	(12,995)	—	—	(12,995)	(29,959)	58,393	—	—	58,393	20,063
Income tax provision (benefit)	(137,193)	(156,588)	15,974	3,421	493	(132,561)	(156,588)	15,974	8,053	5,495
Net income (loss)	124,198	156,588	(15,974)	(16,416)	(30,452)	190,954	156,588	(15,974)	50,340	14,568
Less: Net income attributable to non-controlling interests	927	—	—	927	—	1,054	—	—	1,054	—
Net income (loss) attributable to Callaway Golf Company	$123,271	$156,588	$(15,974)	$(17,343)	$(30,452)	$189,900	$156,588	$(15,974)	$49,286	$14,568

Diluted earnings (loss) per share:	$1.28	$1.63	$(0.17)	$(0.18)	$(0.33)	$1.98	1.63	(0.16)	$0.51	$0.17
Weighted-average shares outstanding:	96,316	96,316	96,316	96,316	92,272	95,845	95,845	95,845	95,845	84,611

(1) Non-cash tax benefit due to the reversal of a significant portion of the Company's deferred tax valuation allowance
(2) Additional U.S. tax provision recorded during the period due to the reversal of the Company's deferred tax valuation allowance
(3) The 2016 Non-GAAP results for the year ended December 31, 2016 include a $17.7 million ($0.18 per share) pre-tax gain on the sale of a small portion of the Company's investment in Topgolf

	2016 Trailing Twelve Month Adjusted EBITDA					2015 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2016	2016	2016	2016	Total	2015	2015	2015	2015	Total
Net income (loss)	$38,390	$34,105	$(5,866)	$123,271	$189,900	$35,819	$12,818	$(3,617)	$(30,452)	$14,568
Interest expense, net	621	347	431	348	1,747	2,021	1,936	3,520	868	8,345
Income tax provision (benefit)	1,401	1,937	1,294	(137,193)	(132,561)	1,638	1,817	1,547	493	5,495
Depreciation and amortization expense	4,157	4,180	4,204	4,045	16,586	4,703	4,454	4,193	4,029	17,379
EBITDA	$44,569	$40,569	$63	$(9,529)	$75,672	$44,181	$21,025	$5,643	$(25,062)	$45,787
Gain on sale of Topgolf investments	—	17,662	—	—	17,662	—	—	—	—	—
Adjusted EBITDA	$44,569	$22,907	$63	$(9,529)	$58,010	$44,181	$21,025	$5,643	$(25,062)	$45,787

CALLAWAY GOLF COMPANY Supplemental Financial Information and Reconciliation of Recast Pro Forma 2016 Results (Unaudited) (In thousands)

	2016 Recast Pro Forma Reconciliation
	Year Ended December 31, 2016
	As Reported	Release of Tax VA(1)	U.S. Tax Adjustment(2)	Non-GAAP	Topgolf Gain(3)	U.S. Tax Adjustment(2)	Recast Pro Forma(4)
Net sales	$871,192	$—	$—	$871,192	$—	$—	$871,192
Gross profit	385,011	—	—	385,011	—	—	385,011
% of sales	44.2%	—	—	44.2%	—	—	44.2%
Operating expenses	340,843	—	—	340,843	—	—	340,843
Income from operations	44,168	—	—	44,168	—	—	44,168
Other income (expense), net	14,225			14,225	17,662	—	(3,437)
Income before income taxes	58,393	—	—	58,393	17,662	—	40,731
Income tax provision (benefit)	(132,561)	(156,588)	15,974	8,053	7,188	(15,974)	16,839
Net income (loss)	190,954	156,588	(15,974)	50,340	10,474	15,974	23,892
Less: Net income attributable to non-controlling interests	1,054	—	—	1,054	—	—	1,054
Net income (loss) attributable to Callaway Golf Company	$189,900	$156,588	$(15,974)	$49,286	$10,474	$15,974	$22,838

Diluted earnings (loss) per share:	$1.98	1.63	(0.16)	$0.51	$0.11	$0.16	$0.24
Weighted-average shares outstanding:	95,845	95,845	95,845	95,845	95,845	95,845	95,845

(1) Non-cash tax benefit due to the reversal of a significant portion of the Company's deferred tax valuation allowance
(2) Additional U.S. tax provision recorded during the period due to the reversal of the Company's deferred tax valuation allowance

(3) Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain due to the reversal of the Company's deferred tax valuation allowance in Q4 of 2016

(4) In order to make the 2017 guidance more comparable to 2016 with regard to the underlying performance of the Company's business, the Company has recast its 2016 results on a pro forma basis. The 2016 Recast Pro Forma results (i) exclude the $156.6 million ($1.63 per share) benefit from the reversal of the deferred tax valuation allowance, (ii) exclude the $10.5 million ($0.11 per share) after-tax Topgolf gain, and (iii) eliminates the U.S. tax adjustment to make 2016 more comparable to 2017 from a tax perspective

CALLAWAY GOLF COMPANY Foreign Exchange Rates Used For 2017 Guidance (Unaudited)

2017 Operating margin impact(1)

Euro	1% Move: $0.3m
British Pound	1% Move: $0.4m
Japanese Yen	1% Move: $1.0m
South Korean Won	1% Move: $0.3m
All Other(2)	1% Move: $0.4m

Rates used in 2017 guidance(3)

Euro	1.05
British Pound	1.21
Japanese Yen	116.00
South Korean Won	1,200.00
Canadian Dollar	1.34
Australian Dollar	0.73

(1)	Operating margin impact can vary depending on the region and the time of year.
(2)	Includes CAD, AUD, CNY and INR.
(3)	75% of the Company's net foreign currency exposure is hedged.